UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2004

TREASURE MOUNTAIN HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-32741	84-1394211
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

13-01 Pollitt Drive, Fair Lawn, NJ		07410
(Address of Principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (201) 703-2418

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

Note: In the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, the Registrant stated that: “We have terminated our exclusive license agreement to manufacture and market the "Java Stir" product. Presently, we have no definitive plans as to our future operations nor have we entered into any agreement or understanding involving any potential new business or activity.”

As previously reported, on September 29, 2004, the Registrant consummated the merger (the “Merger”) contemplated by the Merger Agreement and Plan of Reorganization, dated as of July 8, 2004, as amended, by and among the registrant, a wholly-owned subsidiary of the Registrant and Vyteris, Inc. (“Vyteris”). By virtue of the consummation of the Merger, the Registrant’s principal business is the principal business of Vyteris, its wholly-owned subsidiary. The Registrant has set forth below certain information regarding Vyteris, consisting of a description of risk factors applicable to Vyteris, a table setting forth certain selected financial data regarding Vyteris, a management’s analysis of Vyteris’ results of operations and financial condition and a description of Vyteris’ business. All references to “we”, “us”, the “Company” and “our” in the balance of this Item 7.01 refer to Vyteris unless another meaning is expressly indicated.

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RISK FACTORS

We have a history of operating losses and it is uncertain whether we will be profitable in the future.

From November 2000 through June 30, 2004, we incurred net losses in excess of $42 million, as we have been engaged primarily in clinical testing and development activities, and have had no revenues from the sale of products. We have never been profitable, we may never be profitable, and, if we become profitable, we may be unable to sustain profitability. We expect to continue to incur significant losses for the foreseeable future.

We will likely be required to raise additional capital, which may not be available on acceptable terms, or at all.

The success of our business depends on our ability to develop products based on our drug delivery technologies, put those products through rigorous and time-consuming clinical testing, and obtain regulatory approval for and manufacture those products. The development of complex drug delivery products requires that we maintain a relatively large staff of skilled engineers and scientists. Further, our manufacturing equipment must be custom made for us. Substantial expenditures must be made on a particular product for several years before we can commence sales of that product, even if we have a marketing and development partner. We believe that we have sufficient capital to finance operations through September 30, 2005. At present, we have a working capital facility which allows us to borrow up to $5.0 million, assuming that certain borrowing base conditions are met. We expect that we will need to rely on the capital available to us under the working capital facility to finance our operations from time to time during the next twelve months. Pursuant to the current terms of this working capital facility, amounts drawn under the facility must be repaid on or before November 15, 2005. We do not anticipate having sufficient capital to meet such obligation and may be forced to seek additional financing to fund such repayment. Such additional financing may not be available to us on favorable terms, if at all. The working capital facility is secured by a first priority lien on all of the assets of Vyteris, Inc. If we are unable to raise sufficient capital to timely repay our obligations under the working capital facility, the lenders -- each of whom are affiliated with our principal stockholder -- will be entitled to enforce their lien and take title to substantially all of our assets, which may be critical to our continuing operations.

The exact amount of future capital requirements will depend on numerous factors, some of which are not within our control, including the progress of our research and development efforts, the costs of testing and manufacturing products, and changes in governmental regulation. If we are unable to raise adequate additional capital on acceptable terms, we may be forced to restrict new product development. We expect to finance certain new products through technical and financial collaborations with pharmaceutical companies. We cannot assure potential investors that such collaborations will be put in place or successful.

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The most recent report of our independent auditors on our financial statements contains an explanatory paragraph regarding our ability to continue as a going concern.

The report of independent registered public accountants accompanying the audit of the Vyteris, Inc. financial statements for the year ended December 31, 2003 contained an explanatory paragraph expressing uncertainty regarding our ability to continue as a going concern because of our operating losses and our need for additional capital. A similar qualification was given by the auditors for Treasure Mountain Holdings Inc. (“Treasure Mountain Holdings”) in connection with the Treasure Mountain Holdings financial statements for the year ended December 31, 2003. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might occur if we are unable to continue in business as a going concern.

While Vyteris, Inc. did raise additional capital during the first nine months of 2004, we anticipate that unless we raise additional capital prior to the release of our 2004 year-end financial statements, a similar explanatory paragraph will be contained in the report of the independent auditors accompanying the audit of our 2004 year-end financial statements. If a going concern explanatory paragraph is included in the report of our independent auditors, such inclusion could make it more difficult for us to raise additional capital and may materially and adversely affect the terms of any financing that we may obtain.

Since we are a company with a limited independent operating history as a drug delivery business, it is difficult to predict our future growth and operating results.

Our limited operating history as an independent drug delivery business makes predicting our future growth and operating results difficult. Vyteris, Inc. was incorporated in Delaware in 2000, although a substantial portion of Vyteris’ business was developed by Becton Dickinson from prior to 1990 until 2000. Potential investors should consider the risks and uncertainties that a company with a limited independent existence will face in the rapidly evolving market for drug delivery technologies.

In particular, potential investors should consider that we have not proven that we can:

•	raise significant capital in the public or private markets;

•	obtain the regulatory approvals necessary to commence selling drug delivery systems that we may develop in the future,

•	manufacture products, including our LidoSite product, in a manner that enables us to be profitable or meets regulatory, strategic partner or customer requirements;

•	attract, retain and manage a large, diverse staff of engineers and scientists;

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•	develop the relationships with strategic partners and key vendors that are necessary to our ability to exploit the processes and technologies that we develop;

•	develop new products and drug delivery processes and new applications for our drug delivery technology; or

•	respond effectively to competitive pressures.

If we cannot accomplish these goals, our business is not likely to succeed.

To date, our drug delivery business has not generated any revenue from sales of products.

To date, we have not generated any revenue from sales of drug delivery products, including our LidoSite product. We may not be successful in obtaining regulatory approval for additional products or in engaging strategic partners to finance and manage the sales and marketing of such other products. As a result of those and other factors, we cannot assure potential investors that we will be able to generate revenue from sales of drug delivery systems.

Even though we have received the necessary approvals to commence the sale of our LidoSite product in the United States, we will continue to face substantial regulatory hurdles with respect to new products that we may develop and the sale of LidoSite outside of the United States.

Any drug delivery systems that we may develop in the future cannot be sold in the United States until the FDA approves such products for medical use. Similar foreign regulatory approvals will be needed in order to sell any drug delivery system, including our LidoSite product, outside of the U.S. We may not be able to obtain FDA or foreign regulatory approval for our products in a timely manner, or at all.

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For the foreseeable future, we will rely on a single product, our LidoSite product, to generate product revenue.

Although we have other products in various stages of early development, our primary focus at this time is the manufacture, sale and marketing in the United States of our LidoSite product in collaboration with B. Braun Medical, Inc., or B. Braun. Currently, our LidoSite product is our only product that could provide revenue for us. Our ability to achieve profitability in the foreseeable future is principally dependent on the manufacture and sale of our LidoSite product. If our LidoSite product is not commercially successful, our business, financial condition, operating results and future prospects would likely suffer significantly.

For the foreseeable future, we will rely on a single customer, B. Braun, to generate product revenue.

We have granted B. Braun the right to be our exclusive, worldwide sales and marketing distributor for LidoSite. As a result, we are dependent on B. Braun and its ability to effectively market our only current product. If B. Braun is unable to sell our LidoSite product effectively, we will not have the ability to seek other customers for our LidoSite product at least until such time as satisfactory arrangements are made with B. Braun.

We depend on single suppliers for certain key materials and components used in our LidoSite product.

Certain raw materials and components used in the manufacture of our LidoSite product are available only from single suppliers. Some of those materials or components are custom-made for us and are the result of long periods of collaboration with our suppliers. The hydrogel that we use to hold lidocaine in the patch and the electrodes that we use to carry current through our lidocaine delivery system, for example, are both provided by single suppliers. Any curtailment of the availability of such raw materials or components could be accompanied by production or other delays and could result in a material loss of sales, with resulting adverse effects on our business and operating results. In addition, because raw material sources for pharmaceutical products must generally be approved by regulatory authorities, changes in raw material suppliers may eventually result in production delays, higher raw material costs and loss of sales, customers and market share.

We believe that, if necessary, alternative sources of raw materials and components could be located, alternate raw materials and components can be substituted for each single-sourced raw material or component, or we could redesign products to avoid the need for single-sourced raw materials or components. However, the development or identification of alternative sources, or redesigning products, could be time-consuming and expensive. Although we have not experienced difficulty acquiring raw materials and components on commercially reasonable terms and in sufficient quantities to maintain required production levels for our clinical testing, we cannot assure potential investors that price increases or interruptions in the supply of these materials will not occur in the future or that we will not have to seek alternate suppliers or obtain substitute raw materials or components, which may require additional product validations and regulatory approvals. Further, our suppliers could experience price increases or interruptions in the supply of materials from their suppliers, or could fail to meet our or governmental manufacturing standards. Any significant price increase, interruption of supply, our inability to secure an alternate source or our inability to qualify a substitute material could have a material adverse effect on our ability to manufacture our LidoSite product or maintain regulatory approval.

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As an organization, we have no experience with manufacturing drug delivery systems for commercial sale.

Although some of our management personnel have manufacturing experience, as an organization we do not have any experience in manufacturing drug delivery systems for commercial sale. We must increase our production capabilities significantly beyond our present manufacturing capacity, which has been focused on producing small quantities of our LidoSite product for research and clinical testing, in order to be able to sell our LidoSite product in commercial quantities. The equipment and machinery that we use to manufacture the drug and patches for our LidoSite product are expensive and custom-built, and have never been used in the large-scale production of pre-filled drug delivery patches.

We cannot assure investors that we can:

•	successfully increase our manufacturing capabilities and develop large-scale manufacturing processes on a profitable basis;

•	hire and retain skilled personnel to oversee our manufacturing operations;

•	avoid design and manufacturing defects; or

•	develop and maintain our manufacturing facility in compliance with governmental regulations, including the FDA’s good manufacturing practices.

We may not be able to manufacture our LidoSite product, or any future products, in a manner that ensures that the systems provide reproducible dosages of stable formulations of drugs for sufficient periods after manufacture. If we cannot ensure that our products have sufficient post-production shelf-life, we may be unable to produce our products in sufficient quantities to develop an economical supply chain. Accordingly, we may not be able to successfully manage our inventory.

We cannot assure potential investors that we will be able to continue manufacturing products from our current facility with our current equipment effectively, or in a cost-effective manner.

All of our manufacturing, research and development and administrative functions are operated out of a single facility that we sublease from Becton Dickinson. We have developed and installed our first generation manufacturing line, which will only provide sufficient capacity to meet the anticipated first year’s demand for our LidoSite product. Additional capacity, and additional capital expense, including the purchase of additional equipment and upgrading the heating, ventilation and air conditioning, or HVAC, system and other aspects of our manufacturing facility, is needed before we will be able to manufacture our LidoSite product in commercial volumes in a cost effective manner. If we are unable to manufacture products in our current facility, it would be necessary to make additional capital expenditures to prepare a new facility for manufacturing, which could also result in a substantial delay in our ability to manufacture products. We are currently exploring the leasing of a second facility to be utilized as we expand our manufacturing capacity. At least until we operate out of more than one facility, we are subject to substantial business disruption risks in the event that events outside of our control - such as a fire, adverse weather conditions or acts of terrorism - preclude us from operating in our existing facility.

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Market acceptance of our products, including our LidoSite product, is vital to our future success.

Our future success depends upon the acceptance of our LidoSite product and any of our potential future products by health care providers and patients. In addition, our future success may be dependent upon acceptance by third-party payors (including, without limitation, health insurance companies, Medicaid and Medicare) of products that we may develop in the future. Such market acceptance may depend on numerous factors, many of which may not be under our control, including:

•	the safety and efficacy of our products;

•	regulatory approval and product labeling;

•	the availability, safety, efficacy and ease of use of alternative technologies;

•	the price of our products relative to alternative technologies; and

•	for future products, the availability of third-party reimbursement.

Our LidoSite product is based upon a method of transdermal drug delivery called iontophoresis that, to date, has not gained widespread market acceptance. We cannot assure potential investors that LidoSite or any future product will ever gain broad market acceptance.

In addition, the adoption of new pharmaceutical products is greatly influenced by health care administrators, inclusion in hospital formularies, and reimbursement by third party payors. Because our existing and proposed drug delivery systems encompass both a device and a drug and may be used by many different departments within a hospital or health care facility, buying decisions in these settings require more departmental approvals than are required for either a stand-alone drug or a stand-alone device. As a result, it may be more difficult and more time consuming to achieve market penetration with our products. We cannot assure investors that health care administrators, hospitals or third party payors will accept our products on a large scale or on a timely basis, if at all, or that we will be able to obtain approvals for additional indications and labeling for our products which facilitate or expand their market acceptance or use. In addition, unanticipated side effects, patient discomfort, defects or unfavorable publicity concerning any of our products, or any other product incorporating technology similar to that used by our products, could have a material adverse effect on our ability to commercialize our products or achieve market acceptance.

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It will be necessary for us to secure strategic partners for marketing, sales and distribution of our products.

We plan to seek to enter into arrangements with strategic partners with respect to the marketing, sales and distribution of our potential future products, similar to our agreement with B. Braun for our LidoSite product. With respect to such potential future products, we expect that strategic partners will finance some of our research and development costs and finance most of the costs of marketing, sales and distribution, while we remain responsible for manufacturing. Although we are exploring potential strategic arrangements with respect to marketing, sales and distribution of our future products, and with respect to the development of new applications for our drug delivery technology, we cannot assure investors that we will be able to negotiate such agreements on terms that are acceptable to us, or at all. Nor can we guarantee that any strategic partner, including B. Braun, will not also engage in independent development of competitive delivery technologies.

Our success depends on our ability to protect our proprietary technology and preserve our trade secrets.

Our ability to successfully commercialize our LidoSite product and any other products that we develop will depend, in large measure, on our ability to protect those products and our technology with United States and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of pharmaceutical, biotechnology and drug delivery companies, including our company, are uncertain and involve complex legal and factual issues.

We cannot assure potential investors that our patents will prevent other companies from developing similar or therapeutically equivalent products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products. Accordingly, if our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively exploit our patented products and technologies may be significantly reduced. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. As a consequence, we do not know whether any of our patent applications will be granted with broad coverage or whether the claims that eventually issue or that relate to our current patents will be circumvented. Since patent applications in the United States can be maintained in secrecy until patents issue, and since publication of discoveries in scientific or patent literature often lag behind actual discoveries, we cannot be certain that we were the first inventor of inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, even if the eventual outcome is favorable. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

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Also, patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case our ability to commercially exploit these products may be diminished.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Nor can we assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid, enforceable and provide us with meaningful protection.

Although we have entered into invention assignment agreements with our employees and with the members of our scientific advisory board, if those employees or scientific advisory board members develop inventions or processes independently which may relate to products or technology under development by us, disputes may arise about the ownership of those inventions or processes. Protracted and costly litigation could be necessary to enforce and determine the scope of our rights.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants. It is possible that these agreements will be breached or will not be enforceable in every instance, and that we will not have adequate remedies for any such breach. It is also possible that our trade secrets will otherwise become known or independently developed by competitors.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. We plan to aggressively defend our proprietary technology and any issued patents. Litigation concerning patents, trademarks, copyrights and proprietary technologies can often be protracted and expensive and, as with litigation generally, the outcome is inherently uncertain.

Other companies may claim that our technology infringes on their intellectual property or proprietary rights.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure potential investors that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party’s intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

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Other parties, have challenged certain of our foreign patents. If such parties are successful in opposing our foreign patents, we will lose some or all of the protection afforded by those patents in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in another jurisdiction.

The development and manufacture of drug delivery systems requires significant capital investment; we may not accurately predict demand for our products when deciding to invest in new products.

Research and development, clinical testing and obtaining regulatory approvals for new drug delivery systems takes a significant amount of time and requires significant investment in skilled engineering and scientific personnel and in expensive equipment. Furthermore, manufacturing our lidocaine delivery system requires expensive, custom-built machinery. We have made these investments, and intend to continue to make such investments, for our LidoSite product based on internal projections of the potential market for that system and of our potential profit margins on sales of that system. If those projections are inaccurate, we may not be able to obtain an acceptable return on our investment in the development of our LidoSite product. If our projections of the prospects of new products are inaccurate, we may make investments in the development, testing and approval of those products that may result in unsatisfactory returns.

We must hire and retain skilled engineers and scientists in a tight labor market.

Skilled employees in our industry are in great demand. We are competing for employees against companies located near our headquarters that are more established than we are and have the ability to pay more cash compensation than we do. We require scientific and engineering personnel in many fields, some of which are addressed by relatively few companies. As a result, we may continue to experience difficulty in hiring and retaining highly skilled employees, particularly engineers and scientists. If we are unable to hire and retain skilled engineers and scientists, our business, financial condition, operating results and future prospects could be materially adversely affected.

We must retain our key management personnel in order to be successful.

Our future success depends, to a significant degree, on the skills, experience and efforts of our key management personnel, principally Vincent De Caprio, Ph.D., our president and chief executive officer, Michael McGuinness, our chief financial officer, and James Garrison, our vice president of business development. If any of those individuals were unable or unwilling to continue in their present positions, our business, financial condition, operating results and future prospects could be materially adversely affected. Mr. McGuinness is not bound by an employment agreement with the Company. We do not maintain key person life insurance on any of our management personnel.

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We may not be able to develop products or technologies that will be marketable.

We may not be able to develop drug delivery products or technologies that will be marketable. Even if we are able to develop marketable drug delivery products or technologies, we may not be able to develop them or obtain patent protection, successful clinical trial results or regulatory approval for them. Our research and development efforts may be hampered by a variety of factors, many of which are outside of our control.

We face substantial competition for our LidoSite product and any future products that we may develop, as well as for strategic partnership transactions.

There is substantial competition to develop alternative drug delivery solutions from both drug delivery technology and pharmaceutical companies, most of which are much larger and have far greater resources than we do. Further, the drug delivery, pharmaceutical and biotechnology industries are highly competitive and rapidly evolving. We expect that significant developments in those industries will continue at a rapid pace. Our success will depend on our ability to establish and maintain a strong competitive position for our LidoSite product while developing new products that are effective and safe. We cannot assure potential investors that any of our products will have advantages over alternative products and technologies that may be developed later and that may be significant enough to cause health care providers to prefer those products or technologies over ours.

In the active transdermal, or iontophoretic, drug delivery segment, we are aware of several companies that are developing or marketing products based on this process, including Alza, Iomed Inc., Smith and Nephew, Empi and LifeTech, Inc. We also face competition from companies that are currently testing or already marketing delivery systems or products for lidocaine or similar topical anesthetics, including AstraZeneca’s EMLA® product, Iomed’s Numby Stuff® product, Smith & Nephew’s amethocaine patch and other creams and ointments. We face indirect competition from companies that are actively involved in the development and commercialization of modified drug delivery technologies, including oral, pulmonary, bucal, nasal and needle-less injections, as well as companies working on passive transdermal systems.

We also expect to compete with other drug delivery companies and technologies in the establishment of strategic partnering arrangements with large pharmaceutical companies to assist in the development or marketing of products. Current and future competitors for such strategic partnering arrangements include companies such as Alza, Alkermes, Aradigm, Emisphere Technologies, Genetronics, Nektar, Nastech, AlgoRx, SkyePharma, Watson Pharmaceuticals, Inc., Noven Pharmaceuticals, Inc. and others. Competition is expected to intensify as more companies enter the field. Potential future competitors for strategic partner arrangements may include companies such as Altea, EpiCept and ZARS.

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Many competitors, including public and private businesses, academic institutions, governmental agencies and public and private research organizations, are involved in the development of drug delivery systems, including the development of transdermal and iontophoretic processes. Many of those competitors have substantially greater financial, technical, research and other resources, are more experienced in research and development, manufacturing, pre-clinical and clinical testing, and obtaining regulatory approvals, and are larger, more established and have more collaborative partners than we do. In addition, those other entities may offer broader product lines and have greater name recognition than we do. Those other entities may succeed in developing competing technologies and obtaining regulatory approvals and market share more rapidly than we can. Some of those companies have competing products that have already been approved by the FDA and foreign authorities, or are further along in development than is our LidoSite product. We cannot assure potential investors that those competitors will not succeed in developing or marketing products that are more effective or more commercially acceptable than our lidocaine delivery system or any future product. We cannot assure potential investors that we will have the financial resources, technical or management expertise or manufacturing and sales capability to compete in the future.

Becton Dickinson has substantial insight into the potential applications of our drug delivery technologies, and our business model, as we were operated as a division of Becton Dickinson for over ten years. Further, Becton Dickinson had a designee on our Board of Directors until May 2001. Becton Dickinson is in the business of developing alternative drug delivery technologies and we may compete in the future with alternative technologies developed or acquired by Becton Dickinson.

Increased competition may result in price cuts, reduced gross margins and loss of market share, any of which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

We may not be able to license complementary drug delivery technologies or drug reformulations to expand our product offerings.

In order to enhance our platform technology, strengthen our intellectual property portfolio and expand our overall market opportunity beyond that for our LidoSite product, we may seek to acquire or license rights to additional drug delivery technologies or reformulations of FDA-approved drugs that compliment our core drug delivery platform. We may not be able to acquire or license such other technologies or drug reformulations on terms that are acceptable to us, if at all. Further, efforts to identify such technologies and attempts to negotiate the terms of such acquisitions or licenses may divert the attention of our management away from the internal development of new applications for our existing technology and from the operation of our business.

If any of our products injures a user, we could be subject to product liability exposure in excess of amounts for which we are insured.

Clinical trials and subsequent sales of our LidoSite product or any other drug delivery system we may develop or manufacture in the future may result in injuries to persons using those products as a result of mislabeling, misuse or product failure. While we carry product liability insurance with respect to the now-completed clinical trials and for the commercial sale of our LidoSite product, there can be no assurance that our coverage will be adequate to protect us against future liability claims. Although we have liability insurance with respect to the commercial sale of our LidoSite product, we cannot assure potential investors that that we can afford to maintain that insurance. Product liability insurance is expensive and there can be no assurance that this insurance will be available to us in the future for the commercial sale of our lidocaine delivery system or for any new products, on terms satisfactory to us, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage could have a material adverse effect on our business, financial condition, results of operations and future prospects.

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Treasure Mountain Holdings does not intend to pay dividends.

Treasure Mountain Holdings does not expect to pay cash dividends in the foreseeable future on our common stock.

If Treasure Mountain Holdings is unable to register certain securities in a timely manner, Treasure Mountain Holdings will be required to make liquidated damages payments to certain of the selling stockholders, which could materially affect our financial condition.

Treasure Mountain Holdings has entered into a registration rights agreement which requires it to file a registration statement with the SEC. In the event that the registration statement is not filed with the SEC by November 12, 2004 or is not declared effective by the SEC by February 25, 2005, Treasure Mountain Holdings must pay to certain stockholders, as liquidated damages and not as a penalty, an amount, for each month, or portion of a month, in which such delay shall occur, equal to (a) for the first month, 1% of the purchase price paid by such selling stockholder for the shares owned by such selling stockholder which are covered by this prospectus and (b) for each month thereafter, 2% of such purchase price, until Treasure Mountain Holdings has cured the delay, with an overall cap on such liquidated damages of 10% of the aggregate purchase price paid by such selling stockholders for such shares. There are many reasons, including those over which Treasure Mountain Holdings has no control, which could keep the registration statement from being declared effective within 150 days after the closing, resulting from the SEC review process and comments raised by the SEC during that process. If Treasure Mountain Holdings is required to pay such liquidated damages (which could amount to up to $2.4 million), Treasure Mountain Holdings’ financial condition may be materially harmed.

Treasure Mountain Holdings’ compliance with the Sarbanes-Oxley Act and SEC rules concerning internal controls may be time consuming, difficult and costly.

Although individual members of our management have experience as officers of publicly-traded companies, that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. Vyteris, Inc. had never operated as a publicly-traded company. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires publicly-traded companies to obtain.

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Treasure Mountain Holdings’ principal stockholder controls us and has the power to make important decisions on our behalf.

Kevin Kimberlin, though his ownership of Spencer Trask Specialty Group, or STSG and related parties is, and has been since our inception, our controlling stockholder. Mr. Kimberlin and related parties beneficially own more than a majority of the outstanding voting stock of Treasure Mountain Holdings. Accordingly, Mr. Kimberlin controls Treasure Mountain Holdings and has the power to elect Treasure Mountain Holdings’ directors and to generally approve all actions requiring the approval of the holders of Treasure Mountain Holdings voting stock, including adopting amendments to Treasure Mountain Holdings certificate of incorporation and bylaws and approving mergers, certain acquisitions or sales of all or substantially all of Treasure Mountain Holdings assets, which could delay or prevent someone from acquiring or merging with us.

There has been no active public market for Treasure Mountain Holdings common stock, and stockholders may not be able to resell their shares at or above the purchase price paid by such stockholder, or at all.

There is no current active public market for Treasure Mountain Holdings common stock. An active public market for Treasure Mountain Holdings common stock may not develop or be sustained in the future. The market price of Treasure Mountain Holdings common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as: the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance. The stock market in general has recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of Treasure Mountain Holdings common stock, which could cause a decline in the value of Treasure Mountain Holdings common stock. Prospective investors should also be aware that price volatility might be worse if the trading volume of Treasure Mountain Holdings common stock is low.

We may not be able to attract the attention of major brokerage firms.

Security analysts of major brokerage firms may not provide coverage of Treasure Mountain Holdings since there is no incentive to brokerage firms to recommend the purchase of Treasure Mountain Holdings common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of Treasure Mountain Holdings in the future.

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We cannot assure you that we will list Treasure Mountain Holdings common stock on Nasdaq or any other securities exchange.

Although Treasure Mountain Holdings may apply to list its common stock on Nasdaq or the American Stock Exchange in the future, we cannot assure you that Treasure Mountain Holdings will be able to meet the initial listing standards, including the minimum per share price and minimum capitalization requirements, of either of those or any other stock exchange, or that Treasure Mountain Holdings will be able to maintain a listing of its common stock on either of those or any other stock exchange. If Treasure Mountain Holdings is unable to list its common stock on Nasdaq, the American Stock Exchange or another stock exchange, or to maintain its listing, we expect that Treasure Mountain Holdings common stock will trade on the OTC Bulletin Board maintained by Nasdaq, another over-the-counter quotation system, or on the “pink sheets,” where an investor may find it more difficult to dispose of shares or obtain accurate quotations as to the market value of our common stock. In addition, Treasure Mountain Holdings is subject to an SEC rule that, if Treasure Mountain Holdings fails to meet the criteria set forth in such rule, imposes various practice requirements on broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. Consequently, such rule may deter broker-dealers from recommending or selling Treasure Mountain Holdings common stock, which may further affect the liquidity of Treasure Mountain Holdings common stock. It would also make it more difficult for Treasure Mountain Holdings to raise additional capital.

Treasure Mountain Holdings common stock may be considered a "penny stock" and may be difficult to sell.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of Treasure Mountain Holdings common stock is less than $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell Treasure Mountain Holdings common stock and may affect the ability of investors to sell their shares.

When and if the shares covered by the Treasure Mountain Holdings registration rights agreement may be resold, a significant number of shares will be eligible for sale, and such sales could depress the market price of our stock.

Sales of a significant number of shares of Treasure Mountain Holdings common stock in the public market could harm the market price of Treasure Mountain Holdings common stock. As additional shares of Treasure Mountain Holdings common stock become available for resale pursuant to the Treasure Mountain Holdings registration rights agreement, the supply of Treasure Mountain Holdings common stock will increase, which could decrease its market price.

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This Current Report contains forward-looking statements that may not be accurate indicators of future performance.

Certain statements under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and " Business" are forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this Current Report that are not historical facts. When used in this Current Report, the words "expects," "anticipates," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

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SELECTED FINANCIAL DATA

The following table sets forth certain selected actual financial information of Vyteris, Inc. This information should be read in conjunction with historical financial statements and pro forma financial information filed by Treasure Mountain Holdings in a Current Report on Form 8-K/A, as amended, relating, among other things, to Treasure Mountain Holdings’ merger transaction with Vyteris, Inc. The statement of operations data for the six months ended June 30, 2004 and 2003, as well as the balance sheet data as of June 30, 2004, are derived from Vyteris’ unaudited financial statements.

Vyteris, Inc. Statement of Operations Data

	Years ended		Six Months ended
	December 31,		June 30,
	2002	2003	2003	2004
			(unaudited)
Revenues	$151,452	$200,000	$145,000	$60,000
Operating expenses:
Research and development	7,209,796	8,734,871	4,185,379	5,233,696
General and administrative	2,890,568	2,454,922	1,178,809	1,487,535
Total operating expenses	10,100,364	11,189,793	5,364,188	6,721,231
Interest, (net)	818,782	1,781,368	771,359	2,642,387
Benefit from state income taxes	--	238,584	--	--
Net loss	$(10,767,694)	$(12,532,577)	$(5,990,547)	$(9,303,618)
Basic and diluted loss per share	$(6.25)	$(6.91)	$(3.31)	$(0.69)
Basic and diluted weighted average number of common shares outstanding	1,722,744	1,812,479	1,812,479	13,445,240

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Vyteris, Inc. Balance Sheet Data  (1)

	As of December 31,		As of June 30,
	2002	2003	2004
			(unaudited)
Cash and equivalents	$765,123	$2,286,167	$2,989,979
Equipment	1,972,096	2,934,902	2,871,712
Total assets	3,124,014	5,314,307	8,266,585
Total liabilities	13,097,843	27,745,619	8,587,586
Preferred Stock	3,250,973	3,250,973	7,833,333
Total stockholders’ deficit	(13,224,802)	(25,682,285)	(8,154,334)

(1)
Immediately prior to the consummation of the Treasure Mountain/Vyteris merger, Vyteris consummated a securities offering in which it raised net proceeds of approximately $12 million and $8.5 million of debt was converted into equity.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF VYTERIS, INC.

The following discussion of the financial condition and results of operations of Vyteris, Inc. should be read together with historical financial statements and pro forma financial information filed by Treasure Mountain Holdings in a Current Report on Form 8-K/A, as amended, relating, among other things, to Treasure Mountain Holdings’ merger transaction with Vyteris, Inc. Those historical financial statements provide information concerning the period from the inception of Vyteris, Inc. through June 30, 2004.

Overview of Vyteris

Vyteris, Inc. has developed and produced the first intelligent, pre-filled, active transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to non-invasively administer certain small molecule, peptide, and protein therapeutics in a wide range of programmed doses, both systemically and locally. Vyteris, Inc. is a development stage enterprise and, as yet, has not generated any revenues from product sales. Since we began our operations in November 2000, we have devoted the majority of our resources to the development of our first product, LidoSite. We have been unprofitable since our inception and have incurred a cumulative loss of $42.8 million through June 30, 2004. These losses have resulted principally from expenses incurred in research and development activities. From inception through June 30, 2004, we have incurred approximately $28.6 million of research and development expenses, $10.2 million of general and administrative expenses and $5.0 million of interest expense. Losses are expected to continue as we advance our product candidates to commercialization.

On May 6, 2004, we received approval from the FDA to commercially launch our first product, LidoSite. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia for needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. Our clinical data indicates that LidoSite reduces the pain associated with needle-stick procedures. We have entered into a marketing agreement with B. Braun to act as our exclusive, worldwide sales and marketing distributor for LidoSite. We expect to commence shipments of our LidoSite product to B. Braun during the fourth quarter of 2004 and we expect sales by B. Braun to commence during the first quarter of 2005. We will have royalty obligations to Becton Dickinson resulting from such sales and other sales of iontophoretic products, commencing on November 10, 2005.

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We have funded our operations from inception through June 30, 2004 through an initial $9 million equity investment made by Spencer Trask Specialty Group, LLC, or STSG, $24 million of debt financing from STSG and its related parties which was converted to equity on March 31, 2004 and $8 million from the sale of bridge notes and warrants through a private placement; $500,000 of debt financing from Becton Dickinson; $800,000 received under a license, development and marketing agreement covering LidoSite; and $239,000 through the sale of our New Jersey net operating losses.

Subsequent to June 30, 2004, Vyteris, Inc. consummated an offering in which we raised gross proceeds of $15 million (including certain funds that were loaned to Vyteris shortly prior to the closing and then converted into equity) from the sale of stock and warrants. We relied on borrowed funds to preserve our liquidity until that offering was completed. Immediately prior to the consummation of that offering, STSG agreed to provide us with up to $5,000,000 in a working capital facility.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in conformity with U.S. generally accepted accounting principles. It requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

We consider certain accounting policies related to revenue recognition and research and development, and stock-based compensation to be critical to our business operations and the understanding of our results of operations:

Revenue Recognition

Contract revenue from collaborative research and marketing agreements is recorded when earned based on the performance requirements of the contract. Revenue from non-refundable up-front license fees and certain guaranteed payments where we continue involvement through collaborative development are deferred and recognized as revenue over the contract life or period of continued involvement. Revenue from feasibility arrangements is recognized on the percentage completed basis. Our research revenue is derived from pharmaceutical companies and consists of reimbursement of development costs and reimbursement of certain expenses. Payments relating to our marketing agreement for milestones achieved are deferred and recorded as revenue over the contract life.

Research and Development

Research and development costs are charged to expense as incurred.

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Stock-Based Compensation

Stock-based compensation charges represent the difference between the exercise price of options granted to employees and directors and the fair value of our common stock on the date of grant for financial statement purposes in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretations. We recognize the compensation charge over the vesting periods of the shares purchasable upon the exercise of options.

Results of Operations

The following table sets forth the percentage increases or decreases in certain line items on our income statement for the periods presented:

	Years Ended December 31, 2003 vs. 2002	Six Months Ended June 30, 2004 vs. 2003
Changes in:
Revenues	32%	(59%)
Research and development expenses	21%	25%
General and administrative expenses	(15%)	26%
Interest expense, net	115%	242%
Net loss	16%	55%

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Revenues

Our revenues from inception through June 30, 2004 have been minimal, totaling $688,000 and derived solely from research feasibility studies for pharmaceutical companies. We signed a License, Development and Distribution Agreement with B. Braun on September 20, 2002. Upon execution of that agreement, B. Braun made a milestone payment of $300,000 to us and invested $500,000 in Vyteris common stock. The agreement also provides B. Braun with the option to invest up to $500,000 to purchase additional shares of common stock upon the commercial introduction of LidoSite. The $300,000 milestone payment will be recognized as revenue ratably over the ten-year contract term beginning with the commercial introduction of LidoSite.

We expect our revenues to increase beginning in the first quarter of 2005 with the expected commencement of sales our LidoSite product by B. Braun. Our current production capacity is limited, as we will be launching LidoSite from a pilot manufacturing operation and, therefore, our revenues during the early part of 2005 from LidoSite will be constrained by our production capacity.

We recently entered into an agreement with a pharmaceutical company for the development, licensing and supply of a product for female infertility. Product development activities and related revenues to Vyteris are expected to commence during the fourth quarter of 2004.

Operating Expenses

Research and Development Expenses. Since inception our research and development activities have been focused primarily on completing the development of, gaining regulatory approval for, and preparing for the commercial launch of, our first product, LidoSite.

All costs related to the development of, and gaining regulatory approval for, a product, and all costs incurred in preparing for the commercial launch of a product that must be approved by the FDA before commercial sales can commence, are expensed as incurred, including raw materials costs, manufacturing labor and allocation of overhead. Products manufactured with raw materials acquired subsequent to FDA approval will be capitalized as inventory. We expect that our research and development expenses associated with LidoSite may be reduced in the latter part of 2004 and subsequent periods as a result of this accounting treatment; however, we do not expect our total cash outlays to be less.

General and Administrative Expenses. Since inception, our general and administrative activities have been focused primarily on supporting our LidoSite product, attracting pharmaceutical partners, fundraising activities, maintenance and defense of our patent portfolio, building our staff and preparing ourselves to be part of a publicly-held company.

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Years ended December 31, 2002 and 2003

Operating Expenses

Research and Development Expenses.

We incurred $7.2 million of research and development expenses during 2002. During 2003, our research and development expenses increased by $1.5 million to $8.7 million. During 2002 most of our research and development activities were devoted to the preparation and filing of our NDA for LidoSite. During 2003 our research and development efforts were focused upon the stabilization of suppliers of raw materials for LidoSite, responding to the FDA on our NDA for LidoSite, preparing and validating our systems and processes for our FDA inspection, increasing our production and quality staff and preparing our facility for the commercial manufacture of our LidoSite product.

General and Administrative Expenses.

General and administrative expenses totaled $2.9 million in 2002. General and administrative expenses declined to $2.5 million in 2003. This decline in 2003 reflected the fact that the costs of maintaining and defending our patent portfolio were materially less in 2003 than in 2002. Our focus during 2002 was in attracting and signing a partner for LidoSite, the defense of several of our patents in European courts and the support of our research and development activities with respect to LidoSite. During 2003, our focus was on attracting and signing a letter of intent with a pharmaceutical company for the development of an infertility product, supporting our research and development efforts and building our staff.

Interest Expense.

During 2001 and 2002, we issued approximately $11.0 million aggregate principal amount of debt instruments, resulting in interest expense of $0.8 million for the year ended December 31, 2002. During 2003, we issued an additional $13.0 million aggregate principal amount of debt instruments, resulting in interest expense of $1.9 million for the year ended December 31, 2003.

Six month periods ended June 30, 2003 and 2004

Operating Expenses

Research and Development Expenses.

We incurred $4.2 million of research and development expenses during the six month period ended June 30, 2003. During the six months ended June 30, 2004, we incurred research and development expenses of $5.2 million, a $1.0 million, or 25%, increase over the comparable period in 2003. This increase is due to an increase in our production, quality control and quality assurance staff in anticipation of commercializing LidoSite and expenditures for raw materials for practice production runs in addition to continued spending on stabilizing raw material suppliers and in preparation of the FDA’s inspection of our facility and processes.

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General and Administrative Expenses.

General and administrative expenses amounted to $1.5 million during the six months ended June 30, 2004, an increase of $300,000, or 26%, over the $1.2 million in general and administrative expenses incurred during the first six months of 2003. The increase in 2004 reflects the efforts undertaken by us in devising and executing our strategy to raise additional capital to support our development.

Interest Expense.

During the six months ended June 30, 2004, we incurred interest expense of $2.6 million, as compared to interest expense of approximately $0.8 million for the comparable period in 2003. This increase of $1.8 million, or 242%, is principally attributable to $1.9 million of non-cash interest expense related to the fair value of warrants issued with, and beneficial conversion associated with, the bridge notes issued in March, April and May 2004.

Income Taxes.

As of December 31, 2003, we had approximately $33.7 million of net operating loss carry forwards for federal tax purposes, available to offset future taxable income. These carry-forwards begin to expire in 2020.

In June 2003, we applied to sell $260,000 of our New Jersey net operating losses and research and development credits through the New Jersey Technology Business Tax Certificate Program, at a sale price of $0.89 per $1.00 of tax benefit. In December 2003 we closed on the sale, yielding net proceeds to us of $238,584.

Liquidity and Capital Resources

From inception through June 30, 2004, we have used $34.9 million in cash in our operating activities. The principal factor in this use of cash has been our net loss, which aggregated $42.8 million from November 1, 2000, the inception date of Vyteris, Inc., through June 30, 2004. Our cumulative net loss, in turn, has resulted principally from the expenditures we have incurred in our research and development efforts

From inception through June 30, 2004, we used $2.6 million of cash in investing activities, reflecting purchases of equipment, the most expensive of which is our manufacturing line. We have nearly completed the payments -- $1.6 million paid by June 30, 2004 of the total purchase price of $1.8 million -- on our second automated manufacturing line. We can expect a significant increase in equipment purchases when and if it becomes necessary to add additional manufacturing capacity.

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We have funded our operations and equipment purchases through our financing activities, producing $40.5 million in net cash from inception through June 30, 2004. Our principal stockholder, STSG, contributed $9.0 million at our inception; we used those funds to fund our initial operations after we acquired the transdermal systems unit of Becton Dickinson from Becton Dickinson. From that time until 2004, STSG remained our principal source of capital. During 2002 we financed our operations through the issuance of $9.7 million of convertible debt to STSG and other related parties, as well as through a $0.5 million equity investment by B. Braun and an up-front license fee payment by B. Braun of $0.3 million. During 2003, we issued $10 million of convertible debt and $2.9 million of secured debt to STSG and other related parties.

On March 31, 2004, we consummated a transaction with STSG and a related entity to improve our balance sheet. We issued to STSG and such related party an aggregate of 23 million shares of Vyteris, Inc. common stock, and 7.5 million shares of Vyteris, Inc. Series C convertible preferred stock in exchange for (i) the cancellation of $20.4 million principal amount of convertible, secured promissory notes, $2.9 million principal amount of secured promissory notes and $2.6 million of accrued and unpaid interest, (ii) the return of 3,000,000 shares of Vyteris, Inc. Series B convertible preferred stock and (iii) the cancellation of warrants to purchase 2,035,000 shares of Vyteris, Inc. common stock. This transaction reduced our debt by approximately $25.9 million, increased our preferred stock by approximately $4.6 million and increased our common sock and paid-in capital by approximately $21.3 million. On the same date, we completed a 1:4 reverse stock split of the Vyteris, Inc. common stock. All Vyteris, Inc. share figures presented in this Current Report give retroactive effect to that stock split.

During March, April and May, 2004, we issued $8.0 million of bridge notes, maturing December 31, 2004. Additionally, $0.5 million principal amount of convertible debt issued to related parties in the first quarter of 2004 converted into that financing. Spencer Trask Ventures, Inc., a related party to STSG, acted as placement agent in that transaction and received a 10% placement fee, a 3% non-accountable expense allowance and warrants to purchase 2,549,250 shares of Vyteris, Inc. common stock at $1.00 per share as compensation for acting as placement agent. We also issued warrants to the investors to purchase 4,248,750 shares of Vyteris, Inc. common stock at an exercise price of $1.00 per share. During September 2004 the $8,497,500 of bridge notes converted into a total of 8,497,500 shares of Vyteris, Inc. common stock.

In an offering consummated in September 2004, Vyteris, Inc. received gross proceeds of approximately $15 million -- including debt incurred in September 2004 which was subsequently converted into equity -- upon the sale of Vyteris, Inc. common stock and warrants. We issued to the investors a total of 10,040,076 shares of Vyteris, Inc. common stock and also issued warrants to the investors to purchase 2,510,019 shares of Vyteris, Inc, common stock at an exercise price of $1.875 per share. Spencer Trask Ventures, an affiliate of STSG, acted as one of two placement agents in that offering. The placement agents received a 10% placement fee, a 3% non-accountable expense allowance and warrants to purchase 2,510,019 shares of Vyteris, Inc. common stock at $1.50 per share as compensation for acting as placement agents.

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In September 2004, we entered into a credit facility with affiliates of Spencer Trask. The credit facility enables us to borrow up to the lesser of $5.0 million or the sum of qualifying accounts receivable and inventory. At present, our qualifying accounts receivable and inventory are de minimus, pending commencement of the commercialization of our first product.

We evaluate our liquidity in terms of quick capital. Quick capital is calculated by adding our cash and accounts receivable balances and subtracting our accounts payable and accrued liability balances, excluding interest and other amounts payable to related parties. We have used quick capital as our primary liquidity metric, rather than the more traditional working capital metric, because a substantial portion of our financing to date has been debt in the form of short-term, convertible debt. As of December 31, 2003, we had a cash balance of $2.3 million and quick capital of $0.8 million. As of June 30, 2004, we had a cash balance of $3.0 million and quick capital of $1.3 million.

Our cash positions as of December 31, 2003 and June 30, 2004 were not sufficient to fund our ongoing operations. We intend to use the net proceeds from our September 2004 offering and the funds available to us under the working capital facility, to cure that insufficiency.

We expect that the internal and external costs of complying with the Sarbanes-Oxley Act of 2002 will be substantial.

We expect to devote substantial resources to scale-up the manufacturing process for our LidoSite product and to continue the development of our infertility and migraine products. Our funding requirements will depend on numerous factors, including:

•	the shipments of our initial product, LidoSite, which are expected to begin in the fourth quarter of 2004;

•	the time required for us to install our second manufacturing line and to have that line become operational;

•	our ability to enter into development partnerships with pharmaceutical companies;

•	the results of the development activities on our planned new products; and

•	the cost involved in preparing, filing, prosecuting, defending, maintaining and enforcing patent claims and other patent related costs.

We expect that our current cash, together with the funds to be made available to us under the working capital facility, will be sufficient to finance our operations at least through September 2005. We may need to raise additional funds, however, in order to fund operating contingencies, to develop new applications of our technologies, to respond to competitive pressures and/or to acquire or invest in complementary businesses, technologies or services. Additional funding may not be available on favorable terms or at all.

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BUSINESS

Overview

We have developed and produced the first intelligent, pre-filled, active transdermal drug delivery system that delivers drugs through the skin comfortably, without needles. This platform technology can be used to non-invasively administer certain small molecule, peptide, and protein therapeutics in a wide range of programmed doses, both systemically and locally. We believe the control and convenience enabled by our technology has the potential to:

•	improve therapeutic outcomes;

•	reduce side-effects;

•	increase patient compliance; and

•	improve overall cost-effectiveness of drug therapies.

On May 6, 2004, we received approval from the FDA to commercially launch our first product, LidoSite. LidoSite is a topical delivery system indicated for use on normal intact skin to provide local anesthesia for needle stick procedures such as injections and intravenous therapies as well as superficial dermatological procedures. We have entered into a marketing agreement with B. Braun to act as our exclusive, worldwide sales and marketing distributor for LidoSite. We expect to commence shipments of our LidoSite product to B. Braun during the fourth quarter of 2004 and we expect sales by B. Braun to commence during the first quarter of 2005. Our clinical data indicates that LidoSite reduces the pain associated with needle-stick procedures.

We have identified over 90 other FDA-approved drugs to which our drug delivery technology might be applied. We are focusing our development efforts on a number of drugs within this group that target large potential markets and for which our technology may offer significant therapeutic, economic or lifestyle advantages over existing drug delivery methods. In addition to LidoSite, we have initiated development of two other products -- one to deliver a drug therapy for female infertility and one to deliver a drug therapy for migraine headaches. We believe that our drug delivery technology may significantly improve the effectiveness of those already-marketed drugs. We also have a third product, at an earlier stage of development, for the active transdermal delivery of a currently-marketed therapeutic drug to treat Parkinson’s disease.

We recently entered into an agreement with a leading pharmaceutical company in women’s health with respect to the development, licensing and marketing of a female infertility therapy product based on our technology.

Our LidoSite product consists of single-use, disposable patch containing a medication, lidocaine, and a small, re-usable and programmable electronic dose controller. Our compact system can be pre-programmed to deliver medication in numerous delivery profiles, from a single large dose to multiple timed and variable doses. We expect that our additional products will be similarly constituted and that these advantages may increase the potential markets for targeted therapeutics, and in some cases create new markets.

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The intellectual property that we own is based on significant improvements we have made to electrotransport, sometimes called iontophoresis, technology during our 14 years of research and development, 11 of which were as a division of Becton Dickinson. We have a portfolio of U.S. and international issued patents. A significant portion of our intellectual property relates to the design and manufacture of our proprietary disposable, active transdermal patches and electronic dose controllers.

Technology

Overview of Electrotransport

Electrotransport, or more specifically iontophoresis, is an active transdermal drug delivery process by which drugs can be transported through the skin, for local or systemic therapeutic applications, by applying a low-level electrical current. This process differs significantly from passive transdermal drug delivery that relies on the slow, steady diffusion of small molecule drugs through skin. Passive drug delivery patches have applications in smoking cessation, birth control and hormone replacement therapy, and angina. Passive patches have been successfully commercialized because they provide a slow, steady release and avoid the blood level peaks and valleys associated with oral dosing. However, we believe that their applications are limited to a small number of drug compounds.

By contrast, using active transdermal drug delivery -- iontophoresis -- certain drugs can be delivered through the skin many times faster than by passive transdermal patches. Moreover, this technology is programmable to allow a variety of different dosing profiles. For example, active transdermal delivery can non-invasively duplicate the steady or periodic delivery patterns of intravenous infusion.

Our proprietary drug delivery technology offers the potential to expand the applications for transdermal patches to a broader array of drugs across a wider variety of therapeutic indications. We believe that iontophoretic -- or active transdermal -- drug delivery retains the advantages of passive patches in that it is comfortable, non-invasive, easy to use, and convenient. In addition, because the drug is only delivered when the current is on, our iontophoresis delivery system is precise, controllable, and programmable. We believe that these are distinct advantages for the administration of many drugs where achieving optimal blood levels will greatly improve therapeutic outcomes as well as reduce or eliminate side effects.

The Vyteris Approach to Electrotransport

Our proprietary technology is the result of over 14 years of research and an investment of over $115 million while part of Becton Dickinson and after our acquisition from Becton Dickinson. Our goal, and the goal of the original developers of our technology at Becton Dickinson, was to fully realize the potential of iontophoresis by creating irritation-free, easy to use, wearable, low-cost, and disposable systems that would be specifically designed to improve the administration of certain drugs to address high-value unmet medical needs.

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We have developed a proprietary approach encompassing a series of significant improvements to iontophoretic drug delivery covering patch and controller design, drug formulation, commercial manufacturing and more. We have used this approach with our first product, our LidoSite product, which we expect to launch commercially with our distribution partner B. Braun in the near future: we expect to commence shipments of our LidoSite product to B. Braun during the fourth quarter of 2004 and we expect sales by B. Braun to commence during the first quarter of 2005. We believe our technology represents the first viable commercial approach to iontophoretic drug delivery and will enable the healthcare industry to take full advantage of its benefits.

Many of our innovations center on the way we have approached designing and producing iontophoretic drug delivery patches. Our iontophoretic drug delivery patches are pre-filled with the drug during the manufacturing process, making them easy to use. Our patches are designed to be low cost and disposable after a single use. Further, we have designed our drug delivery patches so they could be quickly and cost-effectively mass-produced using automated systems, which we believe will provide us with substantial cost efficiencies as we scale up our operations. Our patch design enables us to produce patches that are small and discreet.

To complement our patch design, we have approached the design of electronic controllers to ensure they can be small, wearable, simple to operate and programmable to handle simple as well as complex drug delivery routines. The dose controller contains a miniature battery and circuitry controlling delivery rate and is capable of recording information on the amount and time of drug delivered. We believe the controllability and programmability offered by our technology are distinct competitive advantages that will enable our products to deliver more consistent and predicable results for a broad range of existing and new drugs. Using this technology, we believe we can create a variety of cost-effective, wearable, drug delivery systems that are non-invasive, discreet and easy to use in both a clinical environment as well as for day-to-day self-medication programs such as hormone treatment and pain management.

We have approached the design and development of our active transdermal drug delivery systems with the objective of maximizing overall delivery system efficiency while addressing commercial requirements for reproducibility, formulation stability, safety, convenience and low cost. To achieve this goal, our delivery system integrates proprietary and patented technology with commercially available, off-the-shelf components. We believe our active, transdermal approach offers a level of convenience, control and programmability not available with other methods of drug delivery, except with programmable intravenous infusion pumps. Our products can be programmed to precisely control the rate, dosage and pattern of drug delivery through the skin.

We believe the key advantages of our drug delivery technology are:

•	Highly controllable - Enables accurate control over dosage and duration of delivery - drugs can be delivered fast or slow, in a single dose or in several doses over time at selected intervals.

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•	Programmable - Electronic controllers can be programmed to handle a wide variety of drug delivery dosage profiles with or without manual adjustment.

•	Non-invasive and comfortable - Achieves comparable results to injections and intravenous administrations without the pain, and therefore the anxiety, associated with those methods.

•	Consistent and reliable - Enables highly controlled delivery of intended doses systemically or to a specified target area, producing predictable results.

•	Broadly applicable - Potentially useful for delivery of a wide range of drugs, including certain protein or peptide-based biotechnology compounds.

•
Verifiable - Our systems are capable of automatically capturing and storing information regarding the exact time and dosage of drug delivered. This information can be used in disease management to verify that patients comply with drug therapy regimens.

We believe our active transdermal drug delivery by iontophoresis overcomes the limitations of traditional, passive transdermal delivery systems, such as patches or creams, that are slow to take effect, difficult to control, and useful for only a limited number of drugs with small molecular structures. Certain drugs can be delivered by iontophoresis many times faster than by passive transdermal patches.

Our iontophoretic drug delivery systems have the potential to overcome many of the limitations associated with other drug delivery methods as well. Iontophoresis is capable of duplicating the steady or periodic delivery routines of intravenous infusion non-invasively - without the needle. Further, iontophoretic administration enables more precise control of drug delivery rates and dosages, generating more consistent and sustainable drug dosage levels than oral delivery methods. Further, because iontophoretic drug delivery is electronically controlled, drugs can be administered gradually over long periods of time, enabling a sustained-release or programmed delivery.

Products

After careful analysis of many FDA-approved drugs suitable for iontophoresis, we have, thus far, identified approximately 90 drugs where our technology may offer considerable therapeutic, economic or lifestyle advantages over existing methods of administration.

From these candidates, we have selected four initial areas in which to concentrate our product development efforts:

•	local anesthesia, our LidoSite product;

•	female infertility;

•	migraine; and

•	Parkinson’s disease.

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We have signed a worldwide marketing and license agreement with B. Braun for our first product, our LidoSite product. We recently signed a second agreement, a development, licensing and marketing agreement for a female infertility product with a leading pharmaceutical company in woman’s health. We plan to initiate clinical studies for our female infertility and migraine products in 2004, and in 2005 for the Parkinson’s disease product. There are several other products for treatment of osteoporosis, deep vein thrombosis, congestive heart failure, nausea and muscular dysfunction for which we are analyzing market need, technical feasibility and degree of difficulty in developing.

First commercial product: LidoSite

Many patients, parents, and medical professionals see the pain of needle insertion as a significant concern. Pharmaceutical companies are developing products, including pulmonary insulin, nasal flu vaccine, and oral heparin, ostensibly to avoid needle-based administration. In a 2001 national survey by Omnital Bruskin Research, 63% of parents considered children’s visits to the doctor uncomfortable, and 1 in 5 said the pain associated with needle injections was a major concern. According to Vyteris’ internal research, there are over 250 million needle-stick procedures performed annually in U.S. hospitals, 33 million of which are pediatric, and an estimated 80 million pediatric immunization procedures performed in physicians’ offices.

In an attempt to numb the skin prior to needle-stick procedures, clinicians have used local anesthesia products based on passive transdermal technology -- i.e., patches and creams. Such products have enjoyed some commercial success but have significant drawbacks because they are very slow to take effect -- 60 to 90 minutes -- and achieve limited depth of anesthesia.

Our LidoSite product uses our iontophoretic drug delivery technology to achieve more rapid, deep local anesthesia prior to needle-stick procedures. We have received FDA approval to begin selling our LidoSite product in the United States and expect to begin shipments of our LidoSite product to B. Braun, our marketing partner for that product, in the fourth quarter of 2004.

Our LidoSite product uses iontophoresis to deliver lidocaine, along with a small quantity of a vasoconstrictor, epinephrine. Epinephrine accelerates the onset of anesthesia and extends the duration of pain reduction. The system comprises a flexible, integrated, pre-filled drug patch and a small reusable battery-powered, wearable electronic dose controller. Placebo-controlled clinical studies have shown that use of our LidoSite product will significantly reduce the pain of both pediatric and adult needle-stick procedures, including blood draws and intravenous catheter insertions, as well as other skin incision or puncture procedures.

Our agreement with B. Braun calls for Vyteris to be responsible for manufacturing and to share a substantial portion of the revenue from the sale by B. Braun of our LidoSite product. B. Braun will be responsible for marketing, distribution and international registration. B. Braun, a multinational medical products company based in Melsungen, Germany, has over $2.7 billion in worldwide revenue, and operates in over 50 countries with more than 28,000 employees. B. Braun is a U.S. market leader in regional anesthesia products with a U.S. sales force comprised of 100 dedicated sales representatives and more than 1,000 sales representatives through its distributor network. B. Braun markets a wide variety of healthcare products including infusion pumps, medical filters, needle-free intravenous systems, wound care products, hemodialysis control systems, surgical and anesthesia trays used for pain control, catheters, urological solutions and other medical and surgical supplies. We believe that B. Braun’s focus on pain management, critical care and anesthesia products and its global marketing reach make it an excellent distribution partner for our LidoSite product.

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Target Markets for our LidoSite product

We believe the need for rapid dermal anesthesia is present in a broad and diverse array of market segments. The roll out of market adoption is planned to occur in four phases:

•
U.S. hospitals - Projected launch in the first quarter of 2005. We believe that B. Braun is positioning our LidoSite product for use with pediatric patients, 5-17 years old, and adults in hospitals to provide local dermal anesthesia prior to intravenous therapy starts, blood draws and other similar needle stick procedures.

•	Other U.S. markets - Planned launch in 2005. These markets include dermatological and medical clinics.

•	Foreign markets - Planned launch in 2006.

•
U.S. immunization market - Planned launch in 2007. Targeted for children younger than five years, we intend to conduct clinical trials and apply to the FDA to extend our labeling to the younger segment to be able to serve more of the market for clinic and physician-office based immunizations, of which we estimate there are approximately 80 million performed annually in the U.S., based on birthrate statistics from the Department of Health and Human Services.

Key Advantages of our LidoSite product

We believe that our LidoSite product will have substantial advantages over other local anesthesia products available on the market because our clinical trials have shown it consistently prevents pain to a greater depth, thereby being useful for a wider range of procedures, reliably takes effect within 10 minutes as compared to 60 to 90 minutes for passive patches or creams, and is easy to use.

Trends Supporting the Market Opportunity for our LidoSite product

Currently, the principal means of administering local dermal anesthesia, such as lidocaine, is by needle injection, which is fast, effective and long lasting. However, lidocaine injection, although widely-used for adult dermatological procedures, such as skin biopsy, and prior to the placement of large-bore hypodermic needles, such as for spinal punctures, is rarely used in children for the many routine needle-sticks associated with blood draws, intravenous catheter insertions and immunization.

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The unmet clinical need for an alternative to lidocaine injection is evidenced by the market acceptance of a topically applied lidocaine cream, EMLA®, marketed by Astra Zeneca. EMLA was introduced in 1997. According to IMS, sales of EMLA have increased each year since its introduction and approached $80 million in 2002. According to the Journal of the American Academy of Dermatology (April, 2001), EMLA takes 60 to 90 minutes to achieve anesthesia. Despite this, EMLA has gained widespread acceptance as an alternative to lidocaine injection, especially in pediatric hospitals and clinics. Even when EMLA is given enough time to become effective -- that is, 60-90 minutes -- anesthesia is limited to a depth of 2-3 mm according to the Journal of the American Academy of Dermatology (April, 2001). Vyteris believes the onset time required and the depth of anesthesia achieved makes this product less suitable or impractical for many potential applications. Yet, despite the many drawbacks to EMLA, it has captured significant market share and growth since its introduction. Vyteris believes this is primarily due to its being the only legitimate alternative to an injection of lidocaine for topical anesthesia. Clinical trials have shown that our LidoSite product offers:

•	a significantly shorter onset time -- 10 minutes;

•	greater depth of anesthesia -- 6-10 mm; and

•	better efficacy.

We anticipate that our LidoSite product will be priced competitively with EMLA on a per procedure basis.

Additional Product Pipeline

Female Infertility

We are in the early stages of development of an iontophoretic system for treatment of female infertility, designed to deliver an FDA-approved hormone which induces ovulation when delivered in short, timed pulses throughout the day and night. Current delivery methods are injection and intravenous pumps. These products, although effective, are extremely inconvenient, costly and invasive. To be effective, medication must be delivered in multiple daily doses for 14 days during a female’s 28-day cycle. Women seeking the benefits of this therapy must either receive multiple injections per day or wear an uncomfortable intravenous pump. We believe that our potential infertility product would offer the possibility of administering this hormone in multiple transdermal pulses automatically, around the clock, in a convenient and comfortable manner.

According to a 2002 study from Business Communications Company, Inc., the total US market for the treatment of infertility was $2.1 billion in 2001 and is expected to grow to $5.2 billion in 2006. With a multinational pharmaceutical company specializing in woman’s health, we have already completed pre-clinical testing of this product and have demonstrated the feasibility of delivering multiple infusions of this hormone via iontophoresis through in vivo animal studies. Our data demonstrates that we can achieve blood hormone levels using pulsed iontophoretic delivery that are comparable to that achieved by multiple injections. We recently signed a development, licensing and marketing agreement with this pharmaceutical company for a specific FDA-approved hormone. We plan to begin Phase I clinical studies for this potential infertility product in 2005.

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Migraine

The treatment of migraine requires rapid onset of medication. A class of compounds known as “triptans” is currently considered the best treatment. We believe that a significant opportunity exists to improve the efficacy of triptan therapy for migraines by changing the method and profile of drug delivery. Taken orally, triptans often fail to deliver sufficient quantities of medication in the short time frame required to optimally treat migraine onset. Further, they often fail to prevent the second episode, known as recurrence, that many migraine patients suffer within 12 to 18 hours after a first attack. Our technology’s programmed delivery capability allows rapid delivery, to combat the initial onset, followed by a steady low-level maintenance dose, to combat recurrence. This can be accomplished automatically in a non-invasive, convenient product. We know of no other product in the market or under development with this dual capability. This profile of delivery represents a unique and significantly improved therapy and Vyteris believes it could be a potentially effective way of preventing recurrence.

According to The Gale Group (PRNewswire, June 1999), approximately 23 million people in the U.S. suffer from severe migraine headaches. According to a report from Decision Resources, sales of prescription drugs to treat migraine totaled approximately $1.9 billion in 1999 in the world’s largest pharmaceutical markets, the U.S., the United Kingdom, France, Germany, Italy and Spain. That report also estimated that such sales would grow to $3.1 billion by 2009. Many who suffer from migraine claim they cannot work or function during an attack; others feel extremely ill or depressed. We believe that being able to deliver a rapid dose followed by a steady, low-level maintenance dose non-invasively, over an extended period, would benefit many migraine suffers. We initiated Phase I clinical investigations of a migraine product in July of 2004.

Parkinson’s disease

Parkinson’s disease is a progressively debilitating illness, which breaks down areas of the brain that are thought to control the coordination of body movements. While the cause of this disease is unknown, the neurophysiological reason for the symptoms is the reduced availability of the neurotransmitter dopamine in the areas of the brain attacked by the disease.

Parkinson’s is generally treated with dopamine or drugs that stimulate dopamine production called dopamine agonists, either alone or in combination. There are significant disadvantages and side effects associated with the oral delivery of dopamine agonists. We believe these side effects can be greatly reduced with our drug delivery technology. We have conducted preliminary research with a drug commonly used in the treatment of Parkinson’s disease. We believe that active transdermal administration of this drug would provide a safe vehicle for delivery at levels beyond those that can be safely obtained by oral administration. Bypassing the gastro-intestinal tract could reduce the incidence of nausea, and stable plasma concentration could reduce the incidence of hallucination and nightmare. In addition, use of a once-a-day patch (in lieu of orally dosing three times per day) may improve patient convenience and compliance and may provide greater flexibility and control of dosing.

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According to the National Parkinson Foundation, Inc.’s website, as many as 1.5 million Americans are currently afflicted with Parkinson’s. This number is expected to grow to 2 million in 2005.

Other Therapeutic Areas

We believe that the ability to provide painless, non-invasive programmable medication delivery has wide applicability in a variety of healthcare settings and for a wide variety of compounds and therapies. We have identified approximately 90 compounds that could be capable of being delivered by our transdermal system, and our research and business development efforts are geared towards quantifying the opportunities and moving forward with the most promising of them. Examples of additional opportunities are: osteoporosis, deep-vein thrombosis, nausea, muscular dysfunction and congestive heart failure.

Our Strategy

Our goal is to exploit our proprietary technology through the development and commercial introduction of a number of successful products incorporating pharmaceuticals into our drug delivery systems. Our business strategy is to identify unmet medical needs, define products that address those needs, evaluate the market potential of the defined products, develop such products through an appropriate clinical stage, partner with strong marketing companies, complete the development of such products in collaboration with our partners, manufacture such products, and commercially launch such products through our marketing partners.

We focus our efforts on applying our platform technology in therapeutic areas where our approach to drug delivery can substantially improve a drug therapy, offering therapeutic, economic and lifestyle advantages over existing methods of delivering the same drug. We intend to partner with pharmaceutical and other healthcare companies that are market leaders in the specific therapeutic areas and which can provide immediate market access and financial support during the later stages of clinical studies. Currently, we are focused on FDA-approved drugs. We believe this approach reduces clinical risks and eliminates certain costly and time consuming pre-clinical and clinical studies, thereby shortening time to approval and materially reducing costs.

To achieve our objectives, we plan to implement the following business strategy:

•	Apply our drug delivery technology to specific therapies where it can improve delivery and efficacy while reducing side effects. We plan to use our proprietary technology to create products that provide fundamental improvements in therapy, greatly improving drug efficacy, eliminating side effects, reducing patient discomfort and inconvenience, thereby improving compliance and lowering healthcare costs.

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We believe our patented platform drug delivery technology is applicable to a broad range of pharmaceuticals, including small molecules as well as certain larger compounds and biotechnology-derived macromolecules, such as proteins and peptides. Our goal is to use our technology to develop pharmaceutical products that are programmable, non-invasive, safe and effective, as well as offer consistent, predictable and reproducible results.

We intend to develop pharmaceutical products based on FDA-approved drugs that can substantially improve the therapeutic value of drugs currently delivered by oral means, injection, infusion or other means; expand market penetration for existing therapeutics currently delivered by oral means, injection, infusion or other routes; extend existing patent protection or offer new patent protection, providing important competitive advantages to our strategic partners and ourselves; and enable the commercialization of drugs or therapies that cannot be effectively administered through other drug delivery methods.

•
Reduce development risk and costs by focusing on approved drugs. We plan to focus on drugs with proven safety and efficacy and that are approved for marketing by the FDA, but which have certain limitations in their existing delivery forms. We believe that working primarily with drugs that have demonstrated safety and efficacy reduces our technical risks and development costs and we believe we will be able to bring new products to market faster.

•
Retain control of product development. In most cases, we plan to develop products through to at least proof of concept in humans before strategic partnering, thereby establishing more value for our products. We believe this will put us in a stronger position to negotiate marketing agreements with prospective partners that will provide more value to us. We also plan to retain control of product development after partnering through to commercial introduction. By retaining control of product development we believe we will be able to retain a more significant share of product revenues.

•
Develop marketing arrangements with leaders in specific therapeutic areas. We will seek marketing and late stage development partnerships with pharmaceutical companies that can provide established, significant market access as well as finance late stage clinical trials. Generally, we will expect our partners to handle sales, marketing and distribution while we retain manufacturing responsibility.

•
Concentrate on therapeutic areas with large markets. We intend to focus on areas where we believe the United States market potential for each of our products is at least $200 million annually and more than $300 million on a worldwide basis. We intend to target highly profitable market segments where we believe we can materially increase, or even create, the market.

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•
Manufacture complete products. We have established an experienced manufacturing team. A substantial portion of our intellectual property resides in the design and manufacturing of our proprietary products. We intend to formulate, manufacture and package the patches and outsource the manufacture of the controllers. By controlling manufacturing, we believe that we can retain a greater share of product revenues, better protect and enhance our intellectual property, position ourselves to establish manufacturing economies of scale, create capacity to support a number of product partnerships, control costs, assure high quality and oversee regulatory compliance.

•
Extend the application of our technology. We intend to continue to further the development of our technology, through university collaborations and licensing and technology collaborations, to extend the ability of our technology to deliver larger molecules, and other high-value applications. We intend to continue to seek patent protection in the U.S. and elsewhere for our technological advances.

Clinical Studies

We have received FDA approval for the sale of our LidoSite product in the United States. Prior to receiving FDA approval, LidoSite underwent extensive clinical and laboratory testing, culminating in the completion of Phase III clinical studies in the fourth quarter of 2001. Those Phase III clinical studies involved 15 sites within the U.S. and over 1,000 human applications of our system, testing various aspects such as safety, wearability, pain sensation and reliability. Under the appropriate Investigative New Drug provision of the Food, Drug and Cosmetic Act, we conducted the following studies of our lidocaine system in humans.

Phase I Clinical Studies.

Phase I clinical studies were initiated as early as 1995 and consisted of several series:

•	design optimization;

•	depth of anesthesia;

•	pharmacokinetic study;

•	effect of delivery site on analgesia;

•	non-interference with diagnostic analytes; and

•	comparison to EMLA lidocaine cream.

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Phase II Clinical Studies.

One study of 48 pediatric -- i.e., 5-18 years old -- patients was conducted in a major mid-west children’s hospital to measure the pain sensation, or lack thereof, associated with actual clinical use of the Vyteris lidocaine system. The participants were patients that needed to receive a venipuncture because of the need to draw blood or the need to place an intravenous catheter. During these studies, which were randomized and placebo-controlled, clinical investigators noted pain scores during needle penetration. From these studies, we were able to conclude that the system could be used easily on these patients and a statistically significant pain reduction was noted over the placebo patches.

Phase III Clinical Studies.

Vyteris conducted four Phase III clinical studies to demonstrate the efficacy and safety of our lidocaine delivery system when used for local dermal anesthesia on intact skin. These Phase III studies consisted of two large-scale placebo controlled pivotal studies and two supportive dermatological studies. In all, over 650 patients were evaluated in the four studies. The two pivotal studies consisted of a double-blind evaluation of our lidocaine delivery system in pediatric patients, ages 5 to 17, and a double-blind evaluation of the system in adult patients. In children aged 5 to 17 as well as adults, the study results demonstrated that those treated with our lidocaine delivery system reported significantly less pain associated with venipuncture or intravenous insertion compared to subjects treated with a placebo system.

Regulatory Status of our LidoSite product

Our LidoSite product is considered a “combination” product by the FDA, as it consists of a drug-filled patch and a device, our controller. For a combination product, approval by the FDA requires that a NDA and a 510(k) notification be submitted to the FDA. In addition, an acceptable Pre-approval Inspection, or PAI, of our facility, quality systems and data documentation by the FDA is required. We have reached the following milestones with respect to the FDA approval process of our LidoSite product:

•
July 25, 2003. We received an “approvable” letter from the FDA indicating that the NDA for the drug component of the LidoSite product -- i.e., the lidocaine-filled patch -- was approvable pending a successful PAI, submission of certain additional information requested by the FDA and final determination of labels and labeling.

•
August 20, 2003. Our 510(k) pre-market notification of the electronic dose controller was determined by the FDA to be substantially equivalent to prior marketed devices and, therefore, cleared for sale.

•	January 30, 2004. The FDA completed its PAI of our facility. As a result of that inspection, the FDA’s New Jersey District office recommended that the NDA be placed in an approvable status.

•	May 6, 2004. We received approval from the FDA to commercially launch our LidoSite product in the United States.

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Competition

Our LidoSite product, and any future products which we may develop, will likely compete with both conventional drug delivery methods and advanced drug delivery methods.

Conventional Drug Delivery Methods

Traditionally, the pharmaceutical industry has relied on oral delivery and injection as the primary methods of administering drugs:

•
Conventional Oral Method. Conventional, oral drug dosage forms, such as pills and capsules, are the most common types of drug delivery. Oral drug delivery methods are easy to administer, but their efficacy can be limited because drugs must first pass through the digestive system and liver before being absorbed into the bloodstream. Orally delivered drug dosages must, therefore, be large to overcome the degradation that occurs in the gastrointestinal tract and liver. As a result, conventional oral dosage forms often produce higher initial drug levels than are required to achieve the desired therapeutic effects, thereby increasing the risk of side effects, some of which can be serious. Also, it is difficult to maintain therapeutically optimal drug levels using oral drug delivery methods. Further, oral drug delivery methods can require patients to follow inconvenient dosing routines, which may diminish patient compliance with self-medication schedules.

•
Injection Methods. Injectable drug dosage forms generally provide rapid onset of therapeutic action and offer many of the same advantages as conventional oral drug dosage methods. Injectable drug delivery methods use needles, raising the possibility of needle-stick injuries, as well as the risk of infection to the caregiver and the patient. The use of needles also increases patient anxiety due to the pain of injection. Further, patients often find self-injectable therapies unpleasant. As a result, injected drugs for many chronic and subchronic diseases meet with varying degrees of patient acceptance and compliance with the prescribed regimens, which can lead to increased incidence of medical complications and potentially higher disease management costs. In addition, some elderly, infirm or pediatric patients cannot administer their own injections and require assistance, thereby increasing both the inconvenience to these patients and the cost of therapy.

 Advanced Drug Delivery Technologies

The limitations of conventional forms of drug delivery, such as oral and injection methods, have driven demand for advanced drug delivery alternatives that are safer, more effective and more convenient. Advanced drug delivery technologies have improved oral and injection methods as well as offering new means of administering drugs, such as through the skin and the respiratory system. Advanced drug delivery technologies include sustained release pills and injectables, passive transdermal patches, infusion pumps, as well as pulmonary, nasal and transmucosal methods. In some cases, these technologies offer better control over the release of drugs into the bloodstream, thereby improving therapeutic efficacy and reducing side effects and risks. In other cases, advanced drug delivery technologies make therapies easier to administer and support more complex therapeutic regimens. Innovative drug delivery technologies can offer many advantages over traditional methods, including ease of use and administration, greater control of drug concentration in the blood, improved safety and efficacy, improved patient compliance, expanded indications for certain therapies, and totally new therapies using drugs that cannot be delivered otherwise.

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The following is an overview of advanced drug delivery technologies and other alternative methods that could be direct or indirect competitors of our LidoSite product and any of our potential future products:

•
Sustained release oral dosage forms are designed to release the active ingredients of the drug into the body at either a predetermined point in time or at a predetermined rate over an extended period of time, but they generally do not provide rapid onset of action and may not achieve optimal bioavailability.

•
Passive transdermal patches allow absorption of drugs through the skin and generally provide a convenient method of administering drugs at a steady rate over an extended period of time, but onset of action may take hours after application, and absorption of the drug may continue for hours after the patch is removed, which can increase side effects. Additionally, because human skin is an effective barrier, most drug formulations will not passively permeate the skin in therapeutic quantities. There is also an element of variability associated with passive transdermal systems due to variations in skin characteristics.

•
Sustained release injectable preparations allow conventional injectable drugs to be incorporated into a biodegradable material that is then injected and absorbed slowly into the surrounding tissue. These preparations reduce the frequency of injections by creating a small “depot” of the drug beneath the skin that is slowly absorbed by the body thus increasing the interval between injections. They can turn a conventional once-a-day injection into a once weekly or even longer regimen.

•
Continuous infusion pumps are small implantable or externally-worn battery-powered pumps that introduce drugs directly into the body, using a needle or catheter inserted into the subcutaneous tissue or directly into the blood stream or spinal space. They use conventional drugs, and provide rapid onset of action as well as sustained or programmed delivery of medication. These are costly, complex electromechanical devices reserved mostly for treatment of chronic conditions such as the delivery of insulin for certain diabetes patients and for chronic intractable pain management for the treatment of certain forms of spasticity.

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•
Pulmonary and nasal methods. Both pulmonary, or inhalation, delivery and nasal sprays are designed to provide rapid onset of action or to deliver drugs that are not orally bioavailable. Variations in a user’s respiratory tract can markedly affect the dose-to-dose effectiveness of inhaled drugs. Nasal sprays can cause irritation in some patients and can be difficult to administer in variable intranasal conditions. In addition, the patient cannot control dosage over a period of time, and patients and caregivers may have difficulty maintaining desired therapeutic effects.

•
Transmucosal. Transmucosal technology enables drugs to be delivered through the body’s mucosal surfaces. There are four means by which drugs can be delivered in this fashion: orally, nasally, rectally and vaginally. In limited situations, drug absorption through mucosal surfaces is effective because mucosal tissue is usually rich in blood supply, providing the means for rapid drug transport to the systemic circulation.

•
Jet injection. Jet injection drug delivery technology uses stored mechanical energy from either a spring or compressed gas cylinder to ballistically deliver a liquid or powder through the skin without a needle. Liquid jet injection has been used for many years with minimal success. A new technology allows the administration of small amounts of drugs in dry powder form through the skin using a specially engineered device, which propels the drug using a high-powered jet of helium gas. The gas accelerates the dry drug particles, enabling penetration of the skin.

We expect that competition for our drug delivery products will come from current and future marketed products in our targeted therapeutic areas, drug delivery methods other than iontophoresis and other iontophoresis products.

The attractiveness of the local anesthesia market has compelled new entrants to challenge EMLA’s market share and expand the market still further. One company, Iomed, Inc., has introduced an iontophoretic lidocaine delivery system into the market that is faster-acting than EMLA. However, we believe that Iomed’s product, marketed under the label Numby Stuff®, is complex and difficult to administer. Numby Stuff uses two separate, large electrode patches: a drug patch and a grounding patch. The drug patch does not come pre-filled with the drug; rather, it must be saturated with a specific liquid formula of lidocaine called Iontocaine®, which is drawn from a vial prior to use. Both electrode patches in the Numby Stuff system must then be manually connected to the power supply/controller using “alligator” clip wires. The electronic controller is a benchtop model that is manually controlled by a nurse or doctor and cannot be conveniently worn by the patient.

A number of other advanced local anesthesia products are currently or potentially under development. AlgoRx Pharmaceuticals, Inc., a spinout of Powderject plc, for example, is developing a jet injection lidocaine delivery system that will use a high-powder jet of gas to propel a powder formulation of the drug through the skin. Other companies, such as Empi, Inc. and Life-Tech, Inc., have also developed iontophoretic systems similar to Iomed’s Numby Stuff, but their systems are currently used with drugs other than lidocaine. We believe that the growing interest in local anesthesia products, despite their clinical limitations, is a positive indication of the healthcare industry’s strong desire for an effective, non-invasive, local dermal anesthetic.

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Alza Corporation, a Johnson & Johnson subsidiary, with its E-TRANS® system, is the only other company known to have developed pre-filled iontophoresis technology. Alza has chosen a very different application -- delivery of an opiate-based product for systemic pain management -- for its first product. Alza has announced that it has received an “approvable” letter from the FDA. We believe that if there is eventual approval and market acceptance of Alza’s first product, it would provide further validation of the potential value and utility of iontophoretic drug delivery, making this class of technology more attractive to the pharmaceutical and health-care industries.

Birch Point Medical, a development stage company, currently markets in the U.S., through Smith and Nephew, a single use iontophoretic system called IontoPatch™, aimed at the physical therapy market. We believe that the IontoPatch product is not FDA-approved for any specific therapeutic indication and is not pre-filled with medication.

Becton Dickinson has substantial insight into the potential applications of our drug delivery technologies, and our business model, as we were operated as a division of Becton Dickinson for over ten years. Further, Becton Dickinson had a designee on our Board of Directors until May 2001. Becton Dickinson is in the business of developing alternative drug delivery technologies and we may compete in the future with alternative technologies developed or acquired by Becton Dickinson.

Intellectual Property

We protect our technological and marketing position in advanced transdermal drug delivery technology by filing U.S. patent applications and, where appropriate, corresponding foreign patent applications. Trade secrets and proprietary know-how are also part of our protective strategy. We also maintain confidential relationships with strategic partners, key vendors and outside experts. Our success will depend in part upon our ability to protect our proprietary technology from infringement, misappropriation, duplication and discovery. Our policy is to apply for patent protection for inventions and improvements deemed important to the success of our business. We have a portfolio of United States patents and foreign patents. We have approached the design and development of our active transdermal drug delivery systems with the objective of maximizing overall delivery system efficiency while addressing commercial requirements for reproducibility, formulation stability, safety, convenience and cost. To achieve this goal, our delivery systems integrate proprietary and patented technology with commercially available, off-the-shelf components.

Iontophoresis, as a way of delivering drugs, has been well known for many years. Our patent portfolio consists of innovations that advance basic iontophoresis technology through:

•	enabling more efficient electrode designs;

•	drug formulations enhancing iontophoresis;

•	specific transdermal patch features allowing convenient use and low manufacturing cost;

•	electronic circuitry and program algorithms improving the safety and control of medication delivery; and

•	ability to deliver specific classes of molecules not previously possible.

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We believe these patented features provide for improved clinical performance and provide a competitive advantage in manufacturing cost and quality. Some areas in which we have a particular concentration of patents are components, designs and formulations resulting in little to no skin sensation during delivery, delivery of cell adhesion inhibitors via iontophoresis, creating safe, single-use patches that cannot be inadvertently reused, and patches that can be used with drugs having limited aqueous stability.

Manufacturing

Patch Manufacturing

We have completed the design and development of all components of our single-use iontophoretic patches, including electrodes, printed circuitry, packaging and drug reservoirs. We have also designed, developed and constructed an automated manufacturing and assembly system for pre-commercial and commercial production of LidoSite patches. With this competency in place, we have the capability of developing and manufacturing other transdermal products.

We plan to conduct our manufacturing in a 14,000 square foot section of our facility in Fair Lawn, New Jersey. We have developed and installed our first generation manufacturing line, which should provide sufficient capacity to meet the first year’s demand. Additional capacity -- namely, a second automated manufacturing line -- is under construction at our equipment supplier, with whom we have a contract and to whom, as of June 30, 2004, we had made payment of approximately $1,600,000 out of a total cost of $1,800,000 for the machinery, which should provide us with sufficient capacity for up to three years. That machinery is scheduled for delivery during 2004. We design, develop and maintain our own manufacturing processes, but use third parties to build the automated assembly equipment and fabricate replacement parts when necessary. While we believe that we could install the second automated manufacturing line in our current facility, we are currently exploring the leasing of a second facility to be utilized as we expand our manufacturing capacity. Operation of a second facility could result in substantial expenditures. See “Risk Factors -- We cannot assure potential investors that we will be able to continue manufacturing products from our current facility with our current equipment effectively, or in a cost-effective manner.”

Electronic Dose Controller Development and Manufacturing

To date, we have gained significant expertise in the design and development of miniature, wearable electronic dose controllers using commercially available, off the shelf components assembled onto miniature circuit boards. The controller that has been developed for LidoSite is a simple, single-pulse device initiated by the push of a button, which turns on the electric current for a ten-minute interval as it delivers the drug. Sophisticated control circuitry senses the skin’s electrical resistance and limits the amount of current that is delivered to a safe, comfortable level, thereby automatically adapting to a wide range of skin types and characteristics.

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Although we designed and developed the controller, have assembled several prototypes and own various patents on its design, we outsource manufacturing on a non-exclusive basis to a company specializing in contract manufacturing of electronic medical devices. In this way, we can use the knowledge and facilities of the supplier towards the goal of manufacturing a high-quality, cost-effective controller available in quantities sufficient to meet market demand. Manufacturing processes and electronic components for the controller are fairly standardized and widely available.

Future versions of the dose controller for drugs other than lidocaine may incorporate features such as enhanced programmability, custom componentry including application specific integrated circuitry, or ASIC, chips, radio frequency and telemetry technology as the designs evolve to fit various therapeutic applications and lifestyle aspects of the patient.

Governmental Regulation

Under the United States Food, Drug and Cosmetic Act, "new drugs" must obtain clearance from the FDA before they can be marketed lawfully in the United States. Applications for marketing clearance must be based on extensive clinical and other testing, the cost of which is very substantial. Approvals -- sometimes including pricing approvals -- are required from health regulatory authorities in foreign countries before marketing of pharmaceutical products may commence in those countries. Requirements for approval may differ from country to country, and can involve additional testing. There can be substantial delays in obtaining required clearances from both the FDA and foreign regulatory authorities after applications are filed. Even after clearances are obtained, further delays may be encountered before the products become commercially available in countries requiring pricing approvals.

Product development generally involves the following steps which are required by the regulatory process:

•	preclinical development, during which initial laboratory development and in vitro and in vivo testing takes place;

•	submission to the FDA of an investigational new drug application (IND) for the commencement of clinical studies;

•	adequate and well-controlled human clinical trials -- Phase I, II and III studies --to establish the safety and efficacy of the product;

•
submission of an NDA to the FDA requesting clearance to market the product and comparable filings to regulatory agencies outside the United States if the product is to be marketed outside of the United States; and

•	clearance from the FDA -- and foreign regulatory authorities, if applicable --must be obtained before the product can be marketed.

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Medical devices are subject to comparable regulatory requirements.

Each of these steps can take several years and can cost tens of millions of dollars. Failure to obtain, or delays in obtaining, regulatory clearance to market new products, as well as other regulatory actions and recalls, could adversely affect our financial results.

The packaging, labeling and advertising of pharmaceutical products are also subject to government regulation. The FDA recommends preclearing advertising materials prior to the launch of a product, and the launch materials for products receiving an accelerated FDA clearance must be precleared by the FDA. With an accelerated FDA clearance, all labeling and advertising must be submitted to the FDA 30 days prior to use, unless the FDA determines otherwise. In addition, the FDA may require that additional clinical studies - Phase IV studies - be completed after clearance to market a product has been granted.

Facilities

We sub-lease approximately 27,000 square feet of manufacturing, warehouse, laboratory and office space in Fair Lawn, New Jersey from Becton Dickinson. This sub-lease expires in 2006 and is renewable at Becton Dickinson’s option. These facilities include manufacturing space sufficient to house our current patch manufacturing and packaging equipment, and a second manufacturing line currently being built to our specifications. Our facilities also contain prototype labs for simultaneous production of clinical supplies of multiple products, and nine additional labs for research and development and quality control purposes.

Employees

At September 30, 2004, we had a staff of 67 employees. Of those, 21 are in manufacturing and process development, 19 in regulatory, quality and analytical services, 13 in research and development, one in business development and marketing and 13 in administration and management. We believe that our relations with our employees is good.

Legal Proceedings

In January 1999, Alza Corporation filed an opposition in the European Patent Office, or EPO, against European Patent No. 0 547 482, entitled “Iontophoresis System Having Features for Reducing Skin Irritation”. We refer to this patent as the 482 patent. Becton Dickinson owned the ‘482 patent at the time Alza filed the opposition and filed an answer challenging the opposition. Becton Dickinson subsequently assigned the patent to Vyteris, Inc. The EPO issued a preliminary opinion on November 11, 2000 upholding the ‘482 patent. During an oral hearing in the opposition on March 5, 2001, however, the EPO ruled that the ‘482 patent’s claims lacked an inventive step, and it therefore revoked the patent. Vyteris appealed the EPO’s decision. Vyteris requested oral arguments and submitted written arguments to the EPO on March 26, 2004 to the EPO for its consideration of amended claims believed patentable over the prior art of record.

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In August 2000, Alza filed an opposition in the EPO against European Patent No. 0 783 346, entitled “Improved Iontophoretic Drug Delivery Device”. We refer to this patent as the “2 346 patent”. Becton Dickinson then owned the 2 346 patent, and subsequently assigned the patent to Vyteris, Inc. In the opposition, Alza alleged that the patent should be revoked because, among other things, each of the claims lacks novelty or an inventive step over the prior art. Vyteris responded to the opposition by amending the specification of the patent, canceling two of the patent’s claims, and submitting arguments that the remaining claims are patentable over the prior art. Subsequently the opposition was heard at the EPO on October 8, 2002 and the EPO panel ruled in favor of Vyteris. Alza has appealed the EPO panel’s decision and final oral arguments will be required prior to a decision on the appeal.

In September of 2004, Alza filed an opposition in the EPO against European Patent No. 0 971 769, entitled, Circuit and Method for Automatically Turning Off an Iontophoretic System, which we refer to as the “769 patent”. In the opposition, Alza has alleged that the ‘769 Patent should be revoked because each of the claims lacks novelty or an inventive step over the prior art. A deadline for a response has currently not been set.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREASURE MOUNTAIN HOLDINGS, INC.

Date: November 5, 2004	By:	/s/ Vicent De Caprio

Name: Vincent De Caprio Title: President and Chief Executive Officer